Exhibit 23.3

Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on Form S-1 of Etsy, Inc. of our report dated November 3, 2014 relating to the financial statements of Incubart SAS, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers Audit

Pierre Marty

Partner

Neuilly-sur-Seine, France

March 4, 2015